Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Endurance International Group Holdings, Inc.
Burlington, Massachusetts
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-214689) and Form S-8 (Nos. 333-191894, 333-209680 and 333-213095) of Endurance International Group Holdings, Inc. of our reports dated February 14, 2020 (except for matters discussed in Notes 2, 8, 14, 21 and 24 as to which the date is May 19, 2020), relating to the consolidated financial statements, and the effectiveness of Endurance International Group Holdings, Inc.’s internal control over financial reporting, which appear in this Current Report on Form 8-K.
/s/ BDO USA, LLP

Boston, Massachusetts
May 19, 2020